Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (Nos. 333-269000 and 333-259771), the Registration Statements on Form S-3 (Nos. 333-267236 and 333-230016), and the Registration Statement on Form S-8 (No. 333-259127) of Indaptus Therapeutics, Inc. (the “Company”) of our report dated March 16, 2023, relating to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

March 16, 2023